Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-192495 on Form S-8 of Extended Stay America, Inc. and ESH Hospitality, Inc., of our report dated February 26, 2015 relating to the consolidated and combined financial statements and financial statement schedule of Extended Stay America, Inc. and subsidiaries, and the effectiveness of Extended Stay America, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Extended Stay America, Inc. and ESH Hospitality, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

February 26, 2015